EXHIBIT 12

                                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Dollar Amounts in Thousands)
                                                                                                                      Two Month
                                            Three Months Ended             Years Ended             Fiscal Years         Periods
                                          September  June   March          December 31,                Ended             Ended
                                             30,     30,      31,    ----------------------         October 31,       December 31,
                                            2004    2004     2004    2003     2002     2001       2000       1999    2000      1999
Income from continuing operations
   before income taxes                     $2,243  $ (275)  $  582  $ 1,398  $   929  $(35,827)  $(17,156)  $2,707  $(4,440)  $(562)
Add:
   Fixed charges (see below)                1,433   1,561    1,064    8,635    9,625     7,987      4,445    2,936    1,204     589

   Amortization of capitalized
     interest                                 -     1,347      -        -        -         -          -        -        -       -
                                           ----------------------------------------------------------------------------------------
   Earnings available for fixed charges    $3,676  $2,633   $1,646  $10,033  $10,554  $(27,840)  $(12,711)  $5,643  $(3,236)  $  27
                                           ----------------------------------------------------------------------------------------

Fixed Charges:

Interest expense, including amortized
   discounts and capitalized debt
   expenses                                $  968  $1,106   $  703  $ 2,601  $ 2,137  $    491   $    114   $   19  $    29   $  71

Interest component of rents and leases (a)    465     455      361    1,513    1,854     2,291      2,012    2,917      347     518

Preferred stock dividends accrued             -       -        -      4,521    5,634     5,205      2,319      -        828     -
                                           ----------------------------------------------------------------------------------------
   Total fixed charges                     $1,433  $1,561   $1,064  $ 8,635  $ 9,625  $  7,987   $  4,445   $2,936  $ 1,204   $ 589
                                           ----------------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges          2.6     1.7      1.5      1.2      1.1       (b)        (b)      1.9      (b)     (b)
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(a) Fixed Charges in excess of Earnings                        -        -        -    $ 35,827   $ 17,156      -    $ 4,440   $ 562
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